RELEASE AGREEMENT
Barbara A. Yastine and Ally Financial Inc. have reached the following Release Agreement. In this Release Agreement, "Employee" refers to Barbara A. Yastine, and "Company" refers to Ally Financial Inc., its shareholders, subsidiaries, affiliates and divisions, predecessors and successors, joint ventures, employee benefit plans, directors, officers, agents, employees, and assigns, including but not limited to IB Finance Holding Company, LLC and Ally Bank.
WHEREAS Company and Employee have decided it is in their best interest to terminate their employment relationship according to the terms set forth below, the parties agree as follows:

1.
Provided that this signed and notarized document is received by James J. Duffy, Ally Financial Inc. Group Vice President and Chief Human Resources Officer, 1177 Avenue of the Americas, New York, NY 10036, no later than March 31, 2015 and not revoked in accordance with Paragraph 18, Employee’s termination of employment will be reflected as a Mutually Satisfactory Separation effective June 19, 2015. Until then, effective on the date the seven (7) day revocation period referred to in Paragraph 18 of this Release Agreement expires, Employee will resign from her positions as Chairperson, CEO, and President of Ally Bank, and all related board positions, and commence a transitional assignment as an advisor to the Company CEO and Board of Directors as requested. Except as required to perform such requested tasks, Employee shall have no obligation to be present in Company’s business offices. During this transition, she will receive cash compensation equal to her 2014 total direct compensation rate of $425,000 per month (“Transition Compensation Rate”)

and remain eligible for all the benefits to which other active Company employees are eligible and subject to all the terms and conditions of employment to which other active Company employees are subject.

2.
The Company and Employee have agreed on the wording of the announcement of Employee’s separation, which has been appended to this Release Agreement as Exhibit 1. The parties agree that the public disclosure and discussion about Employee’s employment and separation will be consistent with this announcement.

3.
Employee agrees that the separation status, compensation, and consideration referred to in Paragraph 1 are more than the Company is required to provide under its normal policies and procedures. Employee agrees to remain actively employed in good standing and meet the specific objectives required of her transitional assignment until June 19, 2015. Notwithstanding the above, if Employee wishes to terminate her employment prior to June 19, 2015, she will provide the Company with two (2) weeks advance notice, at which point the Company may agree to a new separation date and pay Employee her Transition Compensation Rate (but no benefits) as if she remained employed through June 19, 2015. If the Company does not agree to the new separation date, which agreement will not be unreasonably withheld, Employee’s separation will be deemed a Voluntarily Resignation effective two (2) weeks from the date of her notice, and Employee will forfeit any right to continued payment of the Transition Compensation Rate or Company benefits under this Release Agreement as of her separation date. Under either scenario, the release language contained in Paragraph 4 will remain in full force and effect.

4.
Employee for herself, family, heirs and representatives further agrees that, by entering into this Release Agreement, she releases the Company from all claims or demands she may have based on her employment with the Company, this Release Agreement, or the termination of her employment. This release specifically includes, without limitation, a release of any rights or claims she may have under:

•	the Employee Retirement Income Security Act of 1974, as amended, which regulates employee benefit plans;

•
Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights and Women’s Equity Act of 1991, as amended, and the Equal Pay Act of 1963, as amended, which prohibit discrimination in employment based on race, color, national origin, religion, or sex;

•	the Age Discrimination in Employment Act, which prohibits discrimination based on age;

•	the Rehabilitation Act of 1973, as amended, and the Americans with Disabilities Act, as amended, which prohibit discrimination based on disability;

•	the Family Medical Leave Act, as amended;

•	the Worker Adjustment and Retraining Notification Act (WARN), as amended;

•	the National Labor Relations Act, as amended;

•	state fair employment practices or civil rights laws;

•	the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and Sarbanes-Oxley Act of 2002, as amended, which govern whistleblower claims by financial services employees; and

•	any other federal, state, or local laws, or regulations, or any common law actions relating to employment, or employment discrimination.
This includes, without limitation, any claims for breach of employment contract, either expressed or implied, violation of public policy, breach of implied covenant of good faith and fair dealing, intentional infliction of emotional distress, negligent infliction of emotional distress, fraud, false imprisonment, invasion of privacy, commercial or trade defamation, defamation, slander, libel, tort, and wrongful discharge. This release does not foreclose Employee’s ability to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), however, Employee expressly waives any right or claim to monetary relief in relation to any charge she files should any administrative agency, including but not limited to the EEOC, pursue any claim on Employee’s behalf to the maximum extent permitted by law. This release does not include any claims to: (a) vested 401(k) pension benefits; (b) vested deferred compensation such as deferred stock units; (c) unemployment compensation; or (d) enforce the terms of this Release Agreement. This release covers all claims accrued or un-accrued, known or unknown, up to the effective date of this Release Agreement. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Company is a party.  Employee promises not to consent to become a member of any class or collective in a case in which claims are asserted against Company that are related in any way to her employment or the termination of her employment with Company. If Employee is made a member of a class in any such proceeding, she will immediately opt out of the class.

5.
Employee understands and agrees that she is not eligible for severance benefits under the Ally Financial Inc. Severance Plan – any claim to which Employee expressly waives by signing this Release Agreement.

6.
The Company makes this Release Agreement to avoid the cost of defending against any possible lawsuit or claims. By making this Release Agreement, the Company does not admit that it has done anything wrong.

7.
If the Company successfully asserts this Release Agreement as a defense against a future lawsuit or claim of Employee, Employee will pay for all costs incurred by the Company, including reasonable attorney’s fees, in defending against her claim, unless such lawsuit or claim is brought by Employee for purposes of enforcing this Release Agreement.

8.
Employee is advised to consult with an attorney before signing this Release Agreement. Employee understands that whether or not she does so is her decision. Employee will have until March 31, 2015 to accept or reject this Release Agreement.

9.
For purposes of clarity, Employee understands that, following her June 19, 2015 separation, she has no right to reemployment with Company and any reemployment decision is solely within the Company’s discretion.

10.
Employee agrees and acknowledges that, during the course of her employment with the Company, she had access and was privy to information, documents, and materials relating to the Company that are of a confidential or proprietary nature or which constitute or contain trade secrets, privileged information, or matters subject to an attorney-client privilege or which are related work product, the disclosure of which will cause irreparable harm to the Company. As part of this Agreement, Employee affirms her legal duties regarding this information and agrees to return such information which is in her possession or which has been given to others, and agrees that she will not discuss or disclose to any person or entity any trade secret, confidential and/or proprietary information, or matters subject to an attorney-client privilege or which are related work product without the expressed permission of the Company. Nothing in this Agreement prohibits Employee or her attorney from initiating communications directly with, or responding to any inquiry from or providing testimony before, the SEC, FINRA, or any other self-regulatory organization or any other state or federal regulatory authority or responding to any subpoena or other legal process. Employee acknowledges that a breach of this Paragraph 10 will entitle Company to legal and equitable relief.

11.	Employee acknowledges that she is able to work and suffers from no disability that would preclude her from doing her regularly assigned job.

12.
Employee understands and agrees that the existence and terms of this Release Agreement may be publicly disclosed in accordance with applicable law; provided however, that the negotiations, discussions, and proceedings leading up to this Release Agreement are confidential, and that neither she, nor her attorney, nor any individual acting on her behalf may disclose these matters to any person or entity, except as expressly required by law.

13.
Employee agrees to cooperate with the Company and its legal counsel on any matters relating to the conduct of any administrative or judicial litigation, claim, suit, investigation or proceeding involving the Company in connection with any facts or circumstances occurring during her employment with the Company. The Company agrees to cooperate in scheduling such obligations at a mutually agreeable time and place, and shall reimburse Employee for all reasonable associated expenses.

14.	Employee will retain all rights to be indemnified by the Company pursuant to Company policy in connection with any third-party claims, investigations or proceedings.

15.
Employee affirms that she has returned all Company property, including, but not limited to, computer laptops, cell phones, Company credit and telephone cards, ID cards, building passes, keys and any other item or items that were either issued or purchased by the Company.

16.
Employee shall be permitted to remove from Ally premises her personal papers and personal electronic files, personal contact lists, files of nonproprietary third-party research and media articles, and personal effects from her office, subject to whatever oversight Ally deems necessary to be confident that such files and effects to not contain Company property or contain information that is confidential or other classification described in paragraph 10.

17.	Employee understands that she has been given a period of at least twenty-one (21) days to review and consider this Release Agreement before signing it. She further understands that she may use as much of this period as she wishes prior to signing. In order for this Release Agreement to become effective, Employee must return a signed and notarized original to James J. Duffy, Ally Financial Inc. Group Vice President and Chief Human Resources Officer, 1177 Avenue of the Americas, New York, NY 10036 no later than March 31, 2015. If executed or returned after that date, Company, in its sole discretion, may declare this Release Agreement null and void.

18.
Employee may revoke this Release Agreement within seven (7) days of her signing it. Revocation can be made by delivering a written notice to James J. Duffy. For this revocation to be effective, written notice must be received by James J. Duffy no later than the seventh (7th) day after she signs this Release Agreement. If she revokes this Release Agreement, it shall not be effective or enforceable and Employee will not receive the benefits described in Paragraph 1.

19.
This Agreement will be interpreted in accordance with the laws of New York without regard to its conflict of laws provision. For purposes of enforcement of the terms of this Agreement, Employee agrees to submit to the jurisdiction of any federal or state court in New York. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, only such provision will be affected, leaving the remainder of this Agreement in full force and effect.

20.
This is the entire agreement between Employee and Company with respect to the termination of Employee’s employment with the Company. The Company has made no promises to Employee other than those in this Release Agreement.

INTENTIONALLY BLANK

EMPLOYEE ACKNOWLEDGES THAT SHE HAS READ THIS RELEASE AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT. PLEASE READ THIS RELEASE AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Accepted:
/s/ Barbara A. Yastine
Barbara A. Yastine

March 18, 2015

Dated

State Of: Florida

County Of: Lee

On this 18th day of March, before me personally came Barbara A. Yastine to me known to be the person described in and who executed the foregoing Release Agreement and that she duly acknowledged to me that she executed the same.

/s/ Geri Cole
Notary Public

Accepted:
/s/ James J. Duffy
James J. Duffy
Ally Financial Inc.

March 18, 2015
Dated

Release Agreement Exhibit 1

Ally Announces Barbara Yastine to Step Down

DETROIT – Ally Financial Inc. (Ally) today announced that Barbara Yastine has elected to resign from her positions as chair, chief executive officer and president of the Ally Bank subsidiary. A successor will be named in the near term, and Yastine will remain with the company until June to assist with the transition.

“Barbara has played a number of key roles in restoring the company to financial and strategic health, most notably as CEO and president of Ally Bank,” said Ally Chief Executive Officer Jeffrey J. Brown. “She is a talented leader, and we wish her continued success in her future endeavors.”

“I am very proud of what we have accomplished at Ally and remain very optimistic about the company’s future,” said Yastine. “I will greatly miss my colleagues, but as Ally enters a new chapter, it is also a fitting time for me to seek out new challenges.”

Yastine joined Ally as chief administrative officer in May 2010, with responsibility for risk, technology, legal and compliance, as well as chairmanship of Ally Bank. She became CEO and president of Ally Bank in May 2012. Among Yastine’s accomplishments were her contributions to the strengthening of Ally Bank and the successful operational navigation through a variety of strategic issues facing Ally, which were ultimately instrumental in the company’s transformation, including achieving Financial Holding Company status. She has also continued to build the bank's position as the leading online deposit bank with expanding customer relationships.  During her tenure, Ally Bank has received numerous recognitions including being named Best Online Bank for four consecutive years by MONEY® Magazine.  Yastine was also named to American Banker's Most Powerful Women in Banking list for the last two years.
About Ally Financial Inc.
Ally Financial Inc. (NYSE: ALLY) is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full spectrum of financial products and services, including new and used vehicle inventory and consumer financing, leasing, vehicle service contracts, commercial loans and vehicle remarketing services, as well as a variety of insurance offerings, including inventory insurance, insurance consultative services for dealers and other ancillary products. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Corporate Finance unit provides financing to middle-market companies across a broad range of industries.
With approximately $151.8 billion in assets as of Dec. 31, 2014, Ally operates as a financial holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.

Contact:
Gina Proia
646-781-2692
gina.proia@ally.com